Exhibit 4.2

Void after 5:00 p.m. (New York time) on            , 2012.

Warrant Certificate No.	Issue Date: December , 2011

STEMCELLS, INC.

(A corporation existing under the laws of the State of Delaware)

THIS SERIES B WARRANT TO PURCHASE UNITS (the “Warrant”) certifies that, for value received,            (the “Holder”), is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after the Issue Date and on or prior to 5:00 p.m. (New York time) on the ninetieth (90th) trading day after the Issue Date (the “Expiration Date”) (subject to extension as provided below) but not thereafter, to subscribe for and purchase from StemCells, Inc., a Delaware corporation (the “Company”), up to             Units (subject to adjustment as provided herein), with each Unit consisting of (i) one share of Common Stock, par value $0.01 per share (the “Common Stock”) of the Company (an “Option Share”) and (ii) one Series A Warrant in the form attached hereto as Exhibit A to purchase one share of Common Stock (a “Option Series A Warrant Share”); provided, however, that the Expiration Date shall be extended by the aggregate number of days between the Issue Date and the Expiration Date of which the registration statement registering the Option Shares and Option Series A Warrant Shares is not effective, or no current prospectus is available, such that the Holder is not permitted to sell its Option Shares or its Option Series A Warrant Shares. The purchase price of one Unit under this Warrant shall be equal to the Exercise Price, as defined in Section 2(b).

Section 1. Definitions. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Series A Warrant.

Section 2. Exercise.

a) Exercise of Warrant. Subject to the conditions set forth in this Section 2, exercise of the purchase rights represented by this Warrant may be made, in whole or in part, at any time or times on or after the Issue Date and on or before the Expiration Date (the “Exercise Period”) by delivery to the principal office of the Company of a duly executed copy of the Notice of Exercise Form annexed hereto (or to such other office or agency of the Company as it may designate by notice in writing to the registered Holder at the address of such Holder appearing on the books of the Company). If this Warrant is to be exercised in full, the Holder shall surrender this Warrant to the Company concurrently with the delivery of the Notice of Exercise Form. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company until the Holder has purchased all of the Units available hereunder and the Warrant has been exercised in full. Partial exercises of this Warrant resulting in purchases of a portion of the total number of Units available hereunder shall have the effect of lowering the outstanding number of Units purchasable hereunder in an amount equal to the applicable number of Units purchased. The Holder and the Company shall maintain records showing the number of Units purchased and the date of such purchases. The Holder and any assignee, by acceptance of this Warrant, acknowledge and agree that, by reason of the provisions of this paragraph, following the purchase of a portion of the Units hereunder, the number of Units available for purchase hereunder at any given time may be less than the amount stated on the face hereof. Notwithstanding anything herein to the contrary, subject to the limitations set forth in Section 2(c), each exercise of this Warrant shall be for a minimum amount equal to the lesser of (i) $100,000 or (ii) the then outstanding aggregate Exercise Price of this Warrant.

b) Exercise Price. “Exercise Price” means $        per Unit, subject to adjustment as provided in this Warrant.

c) Percentage Limitation. Notwithstanding anything herein to the contrary, the Company shall not issue to any Holder any Units, including pursuant to any rights herein, including, without limitation, any exercise rights, to the extent that the Option Shares and the Option Series A Warrant Shares underlying such Units, when added to the number of shares of Common Stock then beneficially owned by such Holder and any Persons whose beneficial ownership of Common Stock would be aggregated with such Holder for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), would cause the total number of shares of Common Stock beneficially owned by such Holder and any such Persons to exceed 9.999% of the total number of outstanding shares of Common Stock of the Company at the time of such issuance (the “Maximum Aggregate Share Amount”), provided, however, that this Section 2(c) shall not apply to the exercise of this Warrant in connection with any Fundamental Transaction in which the Company is acquired by a third party, whether by merger or stock purchase. Upon the reasonable written or oral request of the Holder, the Company shall within two (2) business days confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding. For purposes of this Section 2(c), beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 2(c) applies, the determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any affiliates) and of which portion of this Warrant is exercisable shall be in the sole discretion of the Holder, and the submission of a Notice of Exercise shall be deemed to be the Holder’s determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any affiliates) and of which portion of this Warrant is exercisable, in each case subject to the Maximum Aggregate Share Amount, and the Company shall have no obligation to verify or confirm the accuracy of such determination and shall have no liability for exercises of the Warrant that are in non-compliance with the Maximum Aggregate Share Amount.

d) Authorization of Underlying Shares. The Company covenants that all Option Shares and Series A Warrants which may be issued upon the exercise of the purchase rights represented by this Warrant, and all Option Series A Warrant Shares which may be issued upon the exercise of the purchase rights represented by the Series A Warrants contained within the Units will, upon exercise of the purchase rights represented by this Warrant or the Series A Warrants, as applicable, and payment to the Company of the purchase price therefor, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).

e) Delivery of New Warrants Upon Exercise. If this Warrant shall have been exercised in part, the Company shall, at the request of a Holder and upon surrender of this Warrant certificate, at the time of delivery of the certificate or certificates representing Units, deliver to Holder a new Warrant evidencing the rights of Holder to purchase the unpurchased Units called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant.

f) No Fractional Shares or Scrip. No fractional Option Shares or scrip representing fractional Option Shares shall be issued upon exercise of this Warrant. As to any fraction of an Option Share that Holder would otherwise be entitled to purchase upon such exercise, the Company shall pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Exercise Price. Upon any exercise of this Warrant, no Series A Warrant shall be issued exercisable for fractional shares of Common Stock. The aggregate number of shares of Common Stock issuable upon exercise of such Series A Warrant shall be rounded down to the nearest whole share and any fractional shares of Common Stock that are not required to be issued by reason of this Section 2(f) shall be carried forward and shall be taken into account in the subsequent exercise of this Warrant. Whether or not a Series A Warrant exercisable for fractional shares of Common Stock would be issuable upon any exercise of this Warrant shall be determined on the basis of the total number of Units being exercised at the time and the aggregate number of Series A Warrants issuable upon such exercise.

g) Legends. The Option Shares and Option Series A Warrant Shares issued pursuant to this Warrant shall be issued free of all legends on the Exercise Date.

h) Charges, Taxes and Expenses. Issuance of certificates for Option Shares and/or Series A Warrants shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such certificate, all of which taxes and expenses shall be paid by the Company, and such certificates shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that in the event certificates for Option Shares and/or Series A Warrants are to be issued in a name other than the name of the Holder, this Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached hereto duly executed by the Holder; and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto.

i) Mechanics of Exercise.

i. [RESERVED]

ii. Exercise Date Deliveries. No later than three (3) business days following the receipt by the Company of (i) the completed Notice of Exercise Form, (ii) payment of the related Exercise Price, and (iii), if this Warrant is being exercised in full, this Warrant (such date, the “Exercise Date”), the Company shall deliver or cause to be delivered to the Holder the following:

(A) the Option Shares included in the Units purchased as a result of the exercise of this Warrant, registered in the name of the Holder, which shall be transmitted by the transfer agent of the Company to the Holder by crediting the account of the Holder’s prime broker with The Depository Trust Company through its Deposit or Withdrawal at Custodian system (“DWAC”) if the Company is a participant in such system, and otherwise by physical delivery to an address specified by the Holder in the Notice of Exercise Form; and

(B) the Series A Warrants included in the Units purchased as a result of the exercise of this Warrant, registered in the name of the Holder, which shall be transmitted by physical delivery to an address specified by the Holder in the Notice of Exercise Form.

iii. Rescission Rights. If the Company fails to cause the transfer agent to transmit to the Holder a certificate or the certificates representing the Option Shares or the Series A Warrants pursuant to Section 2(i)(ii) by the Exercise Date, then, the Holder will have the right to rescind such exercise.

iv. Compensation for Buy-In on Failure to Timely Deliver Certificates Upon Exercise. In addition to any other rights available to the Holder, if by the close of the fifth business day after delivery of a notice of exercise the Company fails to cause the transfer agent to transmit to the Holder a certificate or the certificates representing the Option Shares pursuant to an exercise on or before the Exercise Date, and if after such Exercise Date, the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Option Shares that the Holder anticipated receiving from the Company (a “Buy-In”), then the Company shall, within five (5) business days after the Holder’s request and in the Holder’s discretion, either (i) pay cash to the Holder in an amount, equal to the Holder’s total purchase price (including reasonable brokerage commissions, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver such certificate (and to issue such Common Stock) shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Option Shares and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Option Shares, times (B) the VWAP (as reported by Bloomberg, L.P.) on the date of the event giving rise to the Company’s obligation to deliver such certificate.

Notwithstanding the foregoing, the Company shall not be required to make the payments set forth herein in the case of uncertificated Option Shares if the Holder fails to timely file a request with the depository trust company to receive such uncertificated Option Shares.

Notwithstanding the foregoing, if the Company fails to cause the transfer agent to transmit to the Holder a certificate or the certificates representing the Option Shares pursuant to an exercise on or before the Exercise Date, then the Holder will have the right to rescind such Notice of Exercise. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver a certificate pursuant to the terms hereof.

For purposes of this Section, “VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a market or exchange, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on such market or exchange on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a business day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if the OTC Bulletin Board is not a market or exchange, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board, (c) if the Common Stock is not then listed or quoted for trading on the OTC Bulletin Board and if prices for the Common Stock are then reported in the “Pink Sheets” published by Pink OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Company and reasonably acceptable to the Required Holders (as defined herein), the fees and expenses of which shall be paid by the Company.

Section 3. Certain Adjustments.

a) Stock Dividends and Splits. If the Company, at any time while this Warrant is outstanding: (A) pays a stock dividend or otherwise makes a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any Option Shares or Series A Warrants issued by the Company pursuant to this Warrant), (B) subdivides outstanding shares of Common Stock into a larger number of shares, (C) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (D) issues by reclassification of shares of the Common Stock any shares of capital stock of the Company, then in each case the Exercise Price shall be multiplied by a fraction, of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event and the number of Units issuable upon exercise of this Warrant shall be proportionately adjusted in an inverse manner (e.g., an increase in the Exercise Price shall result in a decrease in the number of Units) such that the aggregate Exercise Price of this Warrant shall remain unchanged. Any adjustment made pursuant to this Section 3(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

b) [Reserved]

c) Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 3(a) above, if at any time the Company grants, issues or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof, including without limitation, the Maximum Aggregate Share Amount) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Maximum Aggregate Share Amount, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Maximum Aggregate Share Amount).

d) Fundamental Transaction. If, at any time while this Warrant is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (other than as provided for under Section 3(a)), or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent exercise of this Warrant, the Holder shall have the right to receive, for each Option Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable upon or as a result of such reorganization, reclassification, merger, consolidation or disposition of assets by a Holder of the number of shares of Common Stock for which this Warrant is exercisable immediately prior to such event. For purposes of clarity, no bona fide underwritten offering of the Company’s securities will be deemed to be a Fundamental Transaction. For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Company or surviving entity in such Fundamental Transaction shall issue to the Holder a new warrant consistent with the foregoing provisions and evidencing the Holder’s right to exercise such warrant into Alternate Consideration.

The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 3(c) and insuring that this Warrant (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

e) Calculations. All calculations under this Section 3 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 3, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) issued and outstanding.

f) Notice to Holders.

i. Adjustment to Exercise Price. Whenever the Exercise Price is adjusted pursuant to this Section 3, the Company shall promptly mail to each Holder a notice setting forth the Exercise Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

ii. Notice to Allow Exercise by Holder. If during the term in which this Warrant may be exercised by the Holder (A) the Company shall declare a dividend (or any other distribution) on the Common Stock; (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock; (C) the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property; (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company; then, in each case, the Company shall cause to be mailed to the Holder at its last address as it shall appear upon the Warrant Register of the Company, at least 10 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided, in each case that such information shall be made known to the public through a press release, filing with the Commission, or other public announcement prior to or in conjunction with such notice being provided to the Holder, and provided further that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice. If this Warrant is then exercisable pursuant to the terms hereof, the Holder shall be entitled to exercise this Warrant during the 10-day period commencing on the date of such notice to the effective date of the event triggering such notice.

Section 4. Transfer of Warrant.

a) Transferability. This Warrant and all rights hereunder are transferable, in whole or in part and with the Company’s consent (which shall not be unreasonably withheld), upon surrender of this Warrant at the principal office of the Company, together with a written assignment of this Warrant substantially in the form attached hereto duly executed by the Holder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer. Upon such surrender and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled. A Warrant, if properly assigned, may be exercised by a new holder for the purchase of Units without having a new Warrant issued.

b) New Warrants. This Warrant may be divided or combined with other Warrants upon presentation hereof at the aforesaid office of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the Holder or its agent or attorney. Subject to compliance with Section 4(a), as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice.

c) Warrant Register. The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder hereof. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

Section 5. Miscellaneous.

a) Fees and Expenses. The Company shall pay all transfer agent fees, stamp taxes and other taxes and duties levied in connection with the delivery of any securities to the Holder, subject to Section 2(h) hereof.

b) No Rights as Stockholder Until Exercise. This Warrant does not entitle the Holder to any voting rights or other rights as a stockholder of the Company prior to the exercise hereof. Upon the surrender of this Warrant and the payment of the aggregate Exercise Price, the Units so purchased shall be and be deemed to be issued to such Holder as the record owner of such shares as of the close of business on the later of the date of such surrender or payment.

c) Loss, Theft, Destruction or Mutilation of Warrant. The Company covenants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant or any certificate relating to the Option Shares and/or Series A Warrants, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it (which, in the case of this Warrant or the Series A Warrants, shall not include the posting of any bond), and upon surrender and cancellation of such warrant or stock certificate, if mutilated, the Company will make and deliver a new warrant or stock certificate of like tenor and dated as of such cancellation, in lieu of such warrant or stock certificate.

d) Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a business day, then such action may be taken or such right may be exercised on the next succeeding business day.

e) Authorized Shares. The Company covenants that during the period the Warrant is outstanding, it will maintain a reserve, free from preemption rights, from its duly authorized shares of Common Stock for issuance in such amount as may be required to fulfill its obligations in full under this Warrant and any Series A Warrant issuable hereunder. The Company further covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of executing stock certificates and warrant certificates to execute and issue the necessary certificates for the Option Shares and Series A Warrants upon the exercise of the purchase rights under this Warrant. The Company will take all such reasonable action as may be necessary to assure that such Option Shares and Series A Warrants may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the Trading Market upon which the Common Stock may be listed. If at any time prior to the Expiration Date the number of authorized but unissued shares of Common Stock shall not be sufficient to permit exercise of this Warrant, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock (or other securities as provided herein) to such number of shares as shall be sufficient for such purposes.

Except and to the extent as waived or consented to by the Holder, the Company hereby covenants to not by any action, including, without limitation, amending its certificate of incorporation, bylaws or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant. Without limiting the generality of the foregoing, the Company will (a) not increase the par value of any Option Shares above the Exercise Price then in effect and (b) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Option Shares and Series A Warrants upon the exercise of this Warrant.

f) Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Warrant shall be determined in accordance with the laws of the State of New York.

g) Restrictions. The Holder acknowledges that the Option Shares and the Series A Warrants acquired upon the exercise of this Warrant, if not registered, will have restrictions upon resale imposed by state and federal securities laws.

h) Nonwaiver and Expenses. No course of dealing or any delay or failure to exercise any right hereunder on the part of Holder shall operate as a waiver of such right or otherwise prejudice Holder’s rights, powers or remedies, notwithstanding the fact that all rights hereunder terminate on the Expiration Date. The Company’s obligations to issue and deliver Units in accordance with the terms hereof shall not be affected by the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim or recoupment, or any violation or alleged violation of law by the Holder or any other Person. If the Company or the Holder willfully and knowingly fails to comply with any provision of this Warrant, which results in any material damages to the other party, then such party shall pay the other party such amounts as shall be sufficient to cover any costs and expenses incurred by such party in collecting any amounts due pursuant hereto or in otherwise enforcing any of its rights, powers or remedies hereunder.

i) Notices. Whenever notice is required to be given under this Warrant, unless otherwise provided herein, such notice shall be given in writing, will be mailed (a) if within the domestic United States by first-class registered or certified airmail, or nationally recognized overnight express courier, postage prepaid, or by facsimile or (b) if delivered from outside the United States, by International Federal Express or facsimile, and (c) will be deemed given (i) if delivered by first-class registered or certified mail domestic, three business days after so mailed, (ii) if delivered by nationally recognized overnight carrier, one business day after so mailed, (iii) if delivered by International Federal Express, two business days after so mailed and (iv) if delivered by facsimile, upon electronic confirmation of receipt, and will be delivered and addressed as follows:

(i)	if to the Company, to:

StemCells, Inc.

7707 Gateway Boulevard, Suite 140

Newark, CA 94560

Attn: Rodney Young, Chief Financial Officer

Facsimile: (510) 456-4001

with a copy to:

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, MA 02199

Attn: Marko Zatylny

Facsimile: (617) 235-0751

(ii)	if to the Holder, at the address of the Holder appearing on the books of the Company.

j) Limitation of Liability. No provision hereof, in the absence of any affirmative action by Holder to exercise this Warrant or purchase Units, and no enumeration herein of the rights or privileges of Holder, shall give rise to any liability of Holder for the purchase price of any Common Stock or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

k) Remedies. The remedies provided in this Warrant shall be cumulative and in addition to all other remedies available or granted by law, including recovery of damages. Each of the parties hereto will be entitled to specific performance of its rights under this Warrant.

l) Successors and Assigns. Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors of the Company and the successors and permitted assigns of Holder. The provisions of this Warrant are intended to be for the benefit of all Holders from time to time of this Warrant and shall be enforceable by any such Holder or holder of Units.

m) Amendment. This Warrant is one of a series of Warrants of like tenor issued by the Company pursuant to the Underwriting Agreement, dated as of December     , 2011, by and among the Company, Roth Capital Partners, LLC and Chardan Capital Markets, LLC (collectively, the “Series B Warrants”). Any term of this Warrant may be amended or waived (including the adjustment provisions included in Section 3 of this Warrant) upon the written consent of the Company and the holders of Series B Warrants representing at least 66 2/3% of the number of Units then subject to all outstanding Series B Warrants (the “Required Holders”).

n) Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.

o) Headings. The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its officer thereunto duly authorized.

Dated: December    , 2011

STEMCELLS, INC.

By:
Name:
Title:

EXHIBIT A

Form of Series A Warrant

NOTICE OF EXERCISE

TO: STEMCELLS, INC.

(1) The undersigned hereby elects to purchase                      Units of the Company pursuant to the terms of the attached Warrant (only if exercised in full), and tenders herewith payment of the Exercise Price in full, together with all applicable transfer taxes, if any. By executing this notice of exercise form, the undersigned Holder represents that it has complied with the percentage limitation provisions of Section 2(c) of this warrant.

(2) Please issue a certificate or certificates representing said securities in the name of the undersigned or in such other name as is specified below:

The Units shall be delivered to the following:

Name of Investing Entity:

Signature of Authorized Signatory of Investing Entity:

Name of Authorized Signatory:

Title of Authorized Signatory:

Date:

(Check one of the following)

☐	The exercise of the attached Warrant was solicited by (name of broker-dealer).

☐	The exercise of the attached Warrant was unsolicited.

As required by FINRA Rule 5110(f)(2)(K), no solicitation fee will be payable to the underwriters with respect to the exercise of a Series B Warrant if:

•	the market price of the underlying shares of Common Stock is lower than the exercise price of the Series B Warrant at the time of exercise;

•	the Series B Warrant is held in a discretionary account of an underwriter at the time of exercise, unless prior specific written approval for the exercise is received from the holder;

•	the arrangement to pay the solicitation fee is not disclosed in any prospectus provided to the holder of the Series B Warrant at the time of exercise;

•	the Series B Warrant is exercised in an unsolicited transaction; or

•	the holder of the Series B Warrant has not confirmed in writing that exercise was solicited and that the underwriters solicited the exercise.

ASSIGNMENT FORM

(To assign the foregoing warrant, execute

this form and supply required information.

Do not use this form to exercise the warrant.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to:

whose address is:

Dated:                                     ,

Holder’s Signature:

Holder’s Address:

Signature Guaranteed:

NOTE: The signature to this Assignment Form must correspond with the name as it appears on the face of the Warrant, without alteration or enlargement or any change whatsoever, and must be guaranteed by a bank or trust company. Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Warrant.